Exhibit 1.01

SEAGATE TECHNOLOGY HOLDINGS PLC

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD FROM

JANUARY 1 TO DECEMBER 31, 2021

INTRODUCTION

This Conflict Minerals Report (“Report”) for Seagate Technology Holdings public limited company (together with its subsidiaries, the “Company,” “Seagate,” “we,” “us” or “our”) is provided in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”), for the reporting period from January 1 to December 31, 2021 (the “Reporting Period”). This Report is being filed as Exhibit 1.01 to our Specialized Disclosure Report on Form SD and is also posted on our website at http://www.seagate.com/global-citizenship/. Information contained on, or accessible through, our website is not a part of this Report.

The Rule imposes certain reporting obligations on the registrants of the Securities and Exchange Commission (the “SEC”) whose manufactured products contain tin, tantalum, tungsten, or gold (“3TG,” also defined by the Rule as “Conflict Minerals”). The Democratic Republic of the Congo (“DRC”) and its adjoining countries have extensive reserves of 3TG, some of which are illegally sourced and traded by armed groups who are responsible for significant human rights violations (“armed groups”). The purpose of the Rule is to encourage companies whose products contain 3TG to endeavor to source from suppliers who do not directly or indirectly support such armed groups through their purchasing decisions. The DRC and its adjoining countries, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia, are collectively referred to in this Report as the “Covered Countries.”

Seagate recognizes the need for universal human rights protections and is dedicated to maintaining a supply chain that supports the dignity and innate rights of all persons. Seagate prohibits the use in its products of 3TG whose supply chains contribute to human rights abuses or significant environmental degradation. This includes a commitment to not use 3TG that directly or indirectly finance armed conflict or benefit armed groups. Importantly, Seagate does not support the avoidance of sourcing 3TG from the Covered Countries as a way of fulfilling this objective. Seagate firmly believes that the use of validated responsibly-sourced 3TG from Conflict Affected and High Risk Areas (“CAHRAs”), including the Covered Countries, is a socially responsible practice.

Seagate also recognizes that in addition to 3TG, there are inherent procurement risks associated with other mineral-based products, which includes but is not limited to cobalt and mica. Of the 35 mineral commodities designated as Critical Minerals by the United States Department of the Interior, 17 are present in our products (“Critical Materials”).

As of March 2, 2022, 100 percent of the active 3TG smelters and refiners (“SORs”, or “SOR” in the singular) in Seagate’s supply chain participated in a third-party audit program.

For the Reporting Period, Seagate found no reasonable basis for concluding that any 3TG in our products directly or indirectly financed or benefitted armed groups, and thus believe our entire portfolio of products to be DRC conflict free, as defined in the Rule.

COMPANY

Seagate is a leading provider of data storage technology and solutions. Our principal products are hard disk drives, commonly referred to as disk drives, hard drives or HDDs. In addition to HDDs, the Company produces a broad range of data storage products including solid state drives (“SSDs”), solid state hybrid drives (“SSHDs”) storage subsystems, as well as a scalable edge-to-cloud mass data platform that includes data transfer shuttles and a storage-as-a-service cloud.

HDDs are devices that store digitally encoded data on rapidly rotating disks with magnetic surfaces. HDDs continue to be the primary medium of mass data storage due to their performance attributes, reliability, high capacities, superior quality, and cost effectiveness. Complementing existing storage architecture, SSDs use integrated circuit assemblies as memory to store data, and most SSDs use NAND flash memory. In contrast to HDDs and SSDs, SSHDs combine the features of SSDs and HDDs in the same unit, containing a high-capacity HDD and a smaller SSD acting as a cache to improve performance of frequently accessed data.

The Company’s HDD products are designed for both mass-capacity storage and legacy markets. Mass capacity storage involves well-established use cases—such as hyperscale data centers and public clouds as well as emerging use cases. Legacy markets include markets the Company continues to service but that it does not plan to invest in significantly. The Company’s HDD and SSD product portfolio includes Serial Advanced Technology Attachment (“SATA”), Serial Attached SCSI (“SAS”) and Non-Volatile Memory Express (“NVMe”) based designs to support a wide variety of mass capacity and legacy applications.

The Company’s system portfolio includes storage subsystems for enterprises, cloud service providers, scale-out storage servers and original equipment manufacturers (“OEMs”). Engineered for modularity, mobility, capacity and performance, these solutions include the Company’s enterprise HDDs and SSDs, enabling customers to integrate powerful, scalable storage within legacy environments or build new ecosystems from the ground up in a secure, cost-effective manner.

The Company’s Lyve portfolio provides a simple, cost-efficient and secure way to manage massive volumes of data across the distributed enterprise. The Lyve platform includes a shuttle solution that enables enterprises to transfer massive amounts of data from endpoints to the core cloud, a storage-as-a-service cloud that provides frictionless mass capacity storage at the metro edge, a converged object storage solution enabling efficient capture and consolidation of massive data sets and Cortx, an open-source object storage software optimized for mass capacity and data intensive workloads.

PRODUCT DESCRIPTION

We offer a broad range of storage solutions for mass capacity storage and legacy applications.

Mass capacity storage supports high capacity, low-cost per terabyte (“TB”) storage applications, including nearline, video and image applications, and network-attached storage (“NAS”) and edge-to-cloud data storage infrastructures.

Seagate’s nearline enterprise HDDs are designed for mass capacity data storage in the core and at the edge, as well as server environments and cloud systems that require high capacity, enterprise reliability, energy efficiency and integrated security. Our enterprise nearline SSDs are designed for high-performance, hyperscale, high-density and cloud applications. Our enterprise nearline systems portfolio provides modular storage arrays, application platforms, JBODs and expansion shelves to expand and upgrade data center storage infrastructure and other enterprise applications. They feature speed, scalability and security. Our capacity-optimized systems feature multiple scalable configurations and can accommodate up to 106 16TB drives per chassis. We offer capacity and performance-optimized systems that include all-flash, all-disk and hybrid arrays for workloads demanding high performance, capacity and efficiency. Our video and image HDDs are built to support the high-write workload of always-on, always-recording video systems. Our NAS drives are built to support the performance and reliability demanded by small and medium businesses, and incorporate interface software with custom-built health management, error recovery controls, power settings, and vibration tolerance.

Legacy markets include mission critical, desktop, notebook, consumer, digital video recorders (“DVR”), and gaming applications.

Mission critical applications are defined as those that use very high-performance enterprise class HDDs and SSDs with sophisticated firmware to reliably support very high workloads. Consumer applications are externally connected storage, both HDD and SSD-based, used to provide backup capabilities, augmented storage capacity, or portable storage for PCs and mobile devices. Desktop and notebook storage applications rely on low cost-per-HDD and SSD devices to provide built-in storage for a wide variety of consumer and business applications. Gaming storage includes storage for PC-based gaming rigs as well as console gaming applications and are optimized for the speed and responsiveness gamers require, including both internal and external storage options based on HDDs and SSDs. DVR applications are HDD storage for video streaming in always-on consumer premise equipment like DVRs and media centers.

Lyve Edge-to-Cloud Mass Capacity Platform is our new platform built with mass data in mind. These solutions, including modular hardware and software, deliver a portfolio that streamlines data access, transport and management for today’s enterprise.

Lyve Cloud storage-as-a-service platform is an S3-compatible storage-only cloud designed to allow enterprises to unlock the value of their massive unstructured datasets. Lyve Mobile Data Transfer Services consists of Lyve Mobile modular and scalable hardware, purpose-built for simple and secure mass-capacity edge data storage, lift-and-shift initiatives, and other data movement for the enterprise. Lyve Rack is a converged object storage infrastructure solution designed for applications such as AI and big data to enable efficient capture and consolidation of massive data sets. Cortx is an intelligent object storage software that is optimized for mass capacity and data-intensive workloads. This software is open source and has cloud interoperability, including S3-compatibility.

APPLICABILITY OF THE RULE

Seagate is a partially vertically integrated company; we make our own recording heads and media, which are then assembled into finished functional data storage devices. We do not directly procure 3TG from mines. Apart from limited instances, we do not directly procure 3TG from SORs; rather, we purchase parts, components, materials, and subassemblies containing these metals. As such, Seagate occupies the supply chain position of a downstream company as defined by the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “OECD Guidance”).

We are subject to the Rule because certain products that we manufacture or contract to be manufactured contain 3TG that are necessary to the functionality or production of our products. Accordingly, we are required under the Rule to conduct a reasonable country of origin inquiry (“RCOI”) designed to determine in good faith whether any of the 3TG in our products either originated in the Covered Countries or came from recycled or scrap materials.

Seagate’s products contain one or more of the 3TG metals, which are necessary to the functionality or production of the products. Each of the 3TG comprise less than 0.15% of the mass of products by weight, except for SSDs where tin content approaches 1%.

COLLABORATION

Our focus on responsible sourcing began well in advance of the adoption of the Rule. Seagate has been a member of the Responsible Business Alliance (“RBA”) since 2004 and our employees have worked closely with this organization to improve the social, ethical, and environmental practices of our global supply chain. The RBA is the world’s largest industry coalition dedicated to corporate social responsibility in global supply chains. Through the RBA’s Responsible Minerals Initiative (“RMI”), we have worked, and continue to work, with other companies focusing on responsible 3TG sourcing.

Seagate firmly believes that maintaining an ethical supply chain takes a collective effort. We rely on our direct suppliers to provide information with respect to the origin of the 3TG contained in the parts, components, materials, and subassemblies supplied to us. In all cases, the information relating to the 3TG contained in our products comes from suppliers and from information provided to us through our membership in the RBA and the RMI.

Seagate recognizes that robust and lasting business relationships are critical in building resiliency and reducing risk in the supply chain. We strive to build strong connections with our suppliers, industry peers, and customers. We also sponsored, hosted, and participated in industry conferences, workgroups, and trainings with these stakeholders.

DUE DILIGENCE PROGRAM DESIGN

The OECD Guidance established a five-step framework for due diligence as a basis for responsible supply chain management of 3TG from CAHRAs. We outline select elements of our due diligence program design below. To determine the source and chain of custody of 3TG necessary for the production of our products, we conducted due diligence on our supply chain using measures developed to ascertain whether the 3TG originated from the Covered Countries and, if so, whether the purchase of such 3TG directly or indirectly finances or benefits armed groups.

Due Diligence Design Framework

Our Conflict Minerals due diligence measures have been designed to conform to the OECD Guidance for 3TG for “downstream companies” (as defined in the OECD Guidance) in all material respects. Our due diligence measures addressed the following steps:

1.	Establish strong Company management systems;

a.

We have established a Responsible Sourcing of Minerals Policy (the “Policy”). The Policy is available on our corporate website (available at https://www.seagate.com/files/www-content/global-citizenship/policies/files/responsible-sourcing-of-minerals-policy-09-2020.pdf ) and has been communicated to our suppliers, employees and internal consultants, including via hosting a webinar for suppliers.

b.

We have senior-level employees, who are members of cross-functional working groups within the Company, who are responsible for the management and continued implementation of our Conflict Minerals compliance strategy. This group includes representatives from our supply chain, sustainability, financial reporting and legal organizations.

c.	Employees at manufacturing sites receive training on the RBA Code of Conduct requirements.

d.

We utilize the Conflict Minerals Reporting Template (the “CMRT”) developed by the RBA and Global E-Sustainability Initiative and administered by the RMI to identify SORs in our supply chain. The CMRT requires that suppliers provide information concerning the usage and sourcing of 3TG in their products.

e.	We utilize internal counsel and internal consultants to assist with our compliance efforts.

f.	Seagate is an active member of the RBA and the RMI, and is an active participant in the United Nations Global Compact.

g.	Designated employees and internal consultants address various aspects of our due diligence program.

h.	Materials procurement contracts reference and require RBA Code of Conduct or Conflict Minerals compliance.

i.

We have a third-party managed Ethics Helpline as a grievance mechanism for employees, suppliers, or other stakeholders where concerns can be reported, including concerns relating to our Conflict Minerals management program. Reports may be made in English, Spanish, French, Chinese, Korean, Malay, Portuguese, and Thai at +1 (800) 968-4925 or online at https://seagate.alertline.com/.

2.	Identify and assess risks in our supply chain;

a.

We require suppliers who provide parts, components, materials, or subassemblies containing 3TG to provide a CMRT unless the supplier has previously disclosed the 3TG is not intentionally added or used in the product or production process.

b.

We review supplier CMRTs for completeness relative to our internal operating procedures and controls. We reject CMRTs that appear inaccurate, incomplete, or not aligned with established acceptance criteria and request the supplier to perform additional due diligence to address identified issues.

c.	We use the Smelter List maintained by the RMI to assess whether SORs are validated as conformant with the Responsible Minerals Assurance Process (“RMAP”) standard[1].

d.	We conduct due diligence on cobalt, another mineral originating from CAHRA as defined by the OECD Guidance.

[1]

In this report, ‘conformant with the RMAP standard’ includes gold refiners recognized by the RMI as conformant under the Cross Recognition Policy, Version 3, dated May 2019, administered jointly by the RMI, the LBMA (London Bullion Market Association), and the Responsible Jewellery Council.

3.	Design and implement a strategy to respond to identified risks;

a.	Designated employees monitor and report risks to certain members of our senior management team.

b.	Suppliers are requested to remove SORs that are not validated as conformant with the RMAP standard, or not actively pursuing validation, from the supply chain.

4.	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain; and

a.	We support independent third-party audits through our RMI membership.

b.	We assess information provided by the RMI to determine if a SOR is conformant with the RMAP standard.

c.	Direct suppliers are required to undergo an RBA Validated Assessment Program audit once every two years.

5.	Report on supply chain due diligence.

a.	We file annually a Form SD and a Conflict Minerals Report with the SEC and make them publicly available on our website.

b.	We publish annually a Global Citizenship Annual Report and make it publicly available on our website.

Due Diligence Measures Performed

Our due diligence measures for the Reporting Period included the following activities:

•

The Seagate Corporate Policy on Conflict Minerals was superseded by our Responsible Sourcing of Minerals Policy in 2020. Our new policy demonstrates Seagate’s commitment to move beyond Rule-based compliance focused solely on 3TG originating in the Covered Countries to include a broader swath of minerals from all geographic localities, including Critical Materials, in alignment with the OECD Guidance. The Policy is posted on our external corporate website and communicated to Seagate’s direct suppliers, our employees, and internal consultants. The Policy establishes our commitment to not using minerals, including 3TG, whose sourcing practices contribute to human rights abuses.

•

We established a Corporate Standard Operating Procedure for Responsible Sourcing of Minerals, our internal risk management plan (the “Management Plan”), in 2020, which superseded the Corporate Standard Operating Procedure for Conflict Minerals Management.

•

We maintained an internal team to implement the Management Plan. Through cross-functional collaboration, the team undertook the following measures, which were designed to support our compliance with the Rule and our Management Plan:

1.	Maintained requirements in supplier contracts to define Seagate’s expectations of suppliers regarding sourcing of 3TG and reporting of information to Seagate.

2.

Conducted a review to identify direct (i.e., first tier) suppliers of parts, components, materials, and subassemblies containing 3TG necessary to the functionality or production of our products (“3TG Direct Suppliers”).

3.	Requested that all 3TG Direct Suppliers provide information to us regarding their 3TG using the CMRT to ascertain, for each of the 3TG, the SOR(s) where it was processed.

4.

Reviewed and endeavored to validate the information provided by our 3TG Direct Suppliers by establishing a process that includes an assessment of the completeness and reasonableness of the information provided, then conducting follow-up communications to address deficiencies, if any.

5.	Compared the SORs identified by 3TG Direct Suppliers via the CMRT against the RMI list of SORs that are validated as conformant with the RMAP standard.

6.

Supported the RMI through membership in the RBA, membership in the RMI, and requests of our 3TG Direct Suppliers to encourage the SORs in their supply chains to achieve conformance with the RMAP standard.

7.	Requested and received Cobalt Reporting Templates from all direct suppliers of parts, components, materials and subassemblies containing cobalt.

8.	With respect to Critical Materials, we rated them using a four-tiered risk rating across three risk domains. The risk ratings are specific to Seagate and are by nature temporally-variable.[2]

9.	Made periodic reports to Seagate senior management.

•	Obtained an independent private sector audit on this Report. See Appendix A for more information.

ANALYSIS OF SUPPLIER DATA AND DUE DILIGENCE DETERMINATION

Reasonable Country of Origin Inquiry

To conduct our RCOI, we utilized the RMI’s RCOI data together with the data our suppliers provided on their CMRTs. The RMI RCOI data provides the countries from which SORs validated as conformant with the RMAP standard are known to source 3TG, and it is used to determine the possible origins of the 3TG in our products.

Based on our RCOI, Seagate does not know or have reason to believe that its 3TG originated or may have originated in the Covered Countries, except where we utilized SORs validated as conformant with the RMAP standard. The RMI does not disclose the individual countries from which each SOR sources 3TG. Rather, the RMI discloses groupings, by SOR, of countries from which each of its 3TG minerals may originate. In addition, the country of origin of 3TG is not disclosed for every SOR recognized by RMI under the Cross Recognition Policy. Thus, the following list provides a view of countries from which 3TG in our products may be sourced while simultaneously possibly not fully enumerating every country from which our 3TG is sourced.

Possible Countries of Origin for Mined Material (excludes Recycled/Scrap sources) *

Country	Tantalum	Tin	Tungsten	Gold
Argentina				X
Armenia				X
Australia	X	X	X	X
Austria			X
Azerbaijan				X

[2]	We intend to re-rate these Critical Materials risks at least annually.

Benin				X
Bolivia	X		X
Bolivia (Plurinational State of)		X		X
Botswana				X
Brazil	X	X	X	X
Bulgaria				X
Burkina Faso				X
Burundi	X	X	X
Canada				X
Chile				X
China	X	X	X	X
Colombia	X	X	X	X
Congo, Democratic Republic of the	X	X	X	X
Costa Rica				X
Cote d’Ivoire				X
Cuba				X
Cyprus				X
Dominican Republic				X
Ecuador				X
Egypt				X
Eritrea				X
Ethiopia	X			X
Fiji				X
Finland				X
France	X
French Guiana				X
Georgia				X
Germany	X	X		X
Ghana				X
Guatemala				X
Guinea				X
Guyana				X
Honduras				X
India	X			X
Indonesia		X		X
Japan				X
Kazakhstan			X	X
Kenya				X
Krygyzstan			X	X
Laos		X		X
Liberia				X

Madagascar	X
Malaysia	X	X	X	X
Mali				X
Mauritania				X
Mexico			X	X
Mongolia		X	X	X
Montenegro				X
Morocco				X
Mozambique	X			X
Myanmar		X	X
Namibia	X
New Zealand				X
Nicaragua				X
Niger				X
Nigeria	X		X
Oman				X
Papua New Guinea				X
Peru		X	X	X
Philippines			X	X
Portugal		X	X
Russian Federation	X	X	X	X
Rwanda	X	X	X	X
Saudi Arabia				X
Senegal				X
Serbia				X
Sierra Leone	X			X
Slovakia				X
Solomon Islands				X
South Africa				X
South Korea		X		X
Spain	X	X	X	X
Sudan				X
Suriname				X
Swaziland				X
Sweden				X
Taiwan		X
Tajikistan				X
Tanzania				X
Thailand	X	X	X
Turkey				X
Uganda	X	X	X	X

United Kingdom of Great Britain and Northern Ireland		X	X
United States of America	X	X	X	X
Uruguay				X
Uzbekistan			X	X
Venezuela		X
Vietnam		X	X
Zambia				X
Zimbabwe	X		X	X

*	Table compiled using RCOI data version 53 from the RMI, dated April 29, 2022

The Rule requires that companies determine whether the 3TG in their products either originated in the Covered Countries or came from recycled or scrap sources. The following table depicts the results of our efforts to determine whether the SORs for each of the 3TG in our supply chain source from the Covered Countries.

SOR Sourcing Summary

Metal	Mined Material		Not Disclosed	100% Recycled or Scrap
	SORs Likely Sourced from Covered Countries	SORs Not Likely Sourced from Covered Countries
Tantalum	12	23	0	3
Tin	3	45	5	5
Tungsten	30	7	0	3
Gold	75	16	0	16

Smelters and Refiners

We carried out the actions described in the ‘Due Diligence Measures Performed’ section above to ascertain the source and chain of custody of the 3TG used in our supply chain. For the Reporting Period, 100% of our 3TG Direct Suppliers provided CMRT data to us. Given the dynamic nature of the supply chain, we provide below the snapshot list of SORs understood to be operating and in our supply chain at the close of the Reporting Period. Our 3TG Direct Suppliers have named these SORs as their sources of 3TG in the products we buy from them. We have subjected each incoming CMRT to systematic scrutiny, often followed by additional supplier communication. Except for a few instances, the SOR lists provided to us were complete. Several suppliers indicated that their SOR lists were substantially complete but possibly not exhaustive. The list below includes all 3TG SORs reported to be in our supply chain and understood to be in operation as of December 31, 2021. However, as we base our determination on the information provided to us in CMRTs and on the RMI data, the 3TG in our products may come from other sources that have yet to be identified. In addition, the inclusion of any name on our list does not imply that its 3TG necessarily comprise portions of our products. This is because some suppliers provide CMRTs at the supplier level instead of the part level, resulting in overinclusion. Inclusion on this list only implies that the 3TG in all our products may come from these sources.

SORs in Operation and in the Seagate Supply Chain

Metal	Smelter Name	Country of Location	Smelter or Refiner RMAP Status as of December 31, 2021
Gold	8853 S.p.A.	ITALY	Conformant
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	Conformant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Conformant
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	Conformant
Gold	Agosi AG	GERMANY	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	Asahi Pretec Corp.	JAPAN	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Asaka Riken Co., Ltd.	JAPAN	Conformant
Gold	Aurubis AG	GERMANY	Conformant
Gold	Bangalore Refinery	INDIA	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Conformant
Gold	Boliden AB	SWEDEN	Conformant
Gold	C. Hafner GmbH + Co. KG	GERMANY	Conformant
Gold	CCR Refinery—Glencore Canada Corporation	CANADA	Conformant
Gold	Cendres + Metaux S.A.	SWITZERLAND	Conformant
Gold	Chimet S.p.A.	ITALY	Conformant
Gold	Chugai Mining	JAPAN	Conformant
Gold	DODUCO Contacts and Refining GmbH	GERMANY	Conformant
Gold	Dowa	JAPAN	Conformant
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	Conformant
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Conformant
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Conformant
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	Heimerle + Meule GmbH	GERMANY	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	Heraeus Germany GmbH Co. KG	GERMANY	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	Istanbul Gold Refinery	TURKEY	Conformant
Gold	Italpreziosi	ITALY	Conformant
Gold	Japan Mint	JAPAN	Conformant
Gold	Jiangxi Copper Co., Ltd.	CHINA	Conformant
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Conformant
Gold	Kazzinc	KAZAKHSTAN	Conformant

Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	Conformant
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Conformant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	L’Orfebre S.A.	ANDORRA	Conformant
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Conformant
Gold	Marsam Metals	BRAZIL	Conformant
Gold	Materion	UNITED STATES OF AMERICA	Conformant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	Conformant
Gold	Mitsubishi Materials Corporation	JAPAN	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Conformant
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	Conformant
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Conformant
Gold	NH Recytech Company	KOREA, REPUBLIC OF	Conformant
Gold	Nihon Material Co., Ltd.	JAPAN	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	RUSSIAN FEDERATION	Conformant
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION	Conformant
Gold	PAMP S.A.	SWITZERLAND	Conformant
Gold	Planta Recuperadora de Metales SpA	CHILE	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Conformant
Gold	PX Precinox S.A.	SWITZERLAND	Conformant
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	REMONDIS PMR B.V.	NETHERLANDS	Conformant
Gold	Royal Canadian Mint	CANADA	Conformant
Gold	SAAMP	FRANCE	Conformant
Gold	Safimet S.p.A	ITALY	Conformant
Gold	Safina A.S.	CZECHIA	Conformant
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	Conformant
Gold	SAXONIA Edelmetalle GmbH	GERMANY	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Conformant
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	T.C.A S.p.A	ITALY	Conformant

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Gold	Shandong Gold Smelting Co., Ltd .	CHINA	Conformant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Conformant
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Conformant
Gold	Torecom	KOREA, REPUBLIC OF	Conformant
Gold	Umicore Precious Metals Thailand	THAILAND	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Valcambi S.A.	SWITZERLAND	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant
Gold	WIELAND Edelmetalle GmbH	GERMANY	Conformant
Gold	Yamakin Co., Ltd.	JAPAN	Conformant
Gold	Yokohama Metal Co., Ltd.	JAPAN	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Tantalum	Asaka Riken Co., Ltd.	JAPAN	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Conformant
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	Conformant
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	FIR Metals & Resource Ltd.	CHINA	Conformant
Tantalum	Global Advanced Metals Aizu	JAPAN	Conformant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	Conformant
Tantalum	Ximei Resources (Guangdong) Limited	CHINA	Conformant
Tantalum	TANIOBIS Co., Ltd.	THAILAND	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Conformant
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	Conformant
Tantalum	TANIOBIS GmbH & Co. KG	GERMANY	Conformant
Tantalum	TANIOBIS GmbH	GERMANY	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	KEMET de Mexico	MEXICO	Conformant
Tantalum	AMG Brasil	BRAZIL	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant
Tantalum	Mineracao Taboca S.A.	BRAZIL	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	NPM Silmet AS	ESTONIA	Conformant
Tantalum	Meta Materials	MACEDONIA	Conformant
Tantalum	QuantumClean	UNITED STATES OF AMERICA	Conformant
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Conformant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Conformant
Tantalum	Telex Metals	UNITED STATES OF AMERICA	Conformant

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	CHINA	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	PT Rajehan Ariq	INDONESIA	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Active*
Tin	Dowa	JAPAN	Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Fenix Metals	POLAND	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tin	Luna Smelter, Ltd.	RWANDA	Conformant
Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA	Conformant
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant
Tin	Metallo Spain S.L.U.	SPAIN	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Babel Surya Alam Lestari	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Conformant**
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Mitra Sukses Globalindo	INDONESIA	Active*
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	Active*
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Rajawali Rimba Perkasa	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant

Tin	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF	Conformant
Tin	Soft Metais Ltda.	BRAZIL	Conformant
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIETNAM	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Tin Company Limited	CHINA	Conformant**
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Conformant
Tungsten	ACL Metais Eireli	BRAZIL	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	China Molybdenum Co., Ltd.	CHINA	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Cronimet Brasil Ltda	BRAZIL	Conformant
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Conformant
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.(Tungsten)	CHINA	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Conformant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	Conformant
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	Conformant
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Conformant
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	Conformant
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Conformant
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	Conformant

*

CV Venus Inti Perkasa, PT Mintra Sukses Globalindo and PT Pelat Timah Nusantara Tbk ceased operations due to regulatory changes in Indonesia in May 2019, and have recently restarted operations. As of December 31, 2021, each of these Indonesian smelters was engaged in the RMAP and working towards gaining or regaining, as applicable, conformant status.

**

Yunnan Tin Company Limited lost conformant RMAP status, effective May 28, 2021, due to unresolved non-conformances against the RMAP assessment for tin. As of December 31, 2021, this smelter was engaged in the RMAP and working towards regaining conformant status. Yunnan Tin Company Limited regained conformant status on March 18, 2022. PT Bukit Timah ceased operations due to regulatory changes in Indonesia in May 2019. As of December 31, 2021, this smelter was engaged in the RMAP and working towards regaining conformant status. PT Bukit Timah Limited regained conformant status on May 2, 2022.

During the Reporting Period, Seagate was able to facilitate the removal of all identified non-conformant SORs from our supply chain. We use an in-house database, referred to as the Compliance Assurance System (“CAS2”), to maintain product-level compliance data. Our supply chain organization has continued to work on building resiliency in the supply chain by ensuring that, where possible, components are not sourced from a single supplier. Our sourcing practices improvements during the Reporting Period can be partially attributed to our supply chain organization having real-time visibility on Conflict Minerals program metrics and leveraging sourcing arrangements with suppliers to ensure that non-conformant SORs were removed from the supply chain if they failed to participate in the RMAP.

FUTURE PLANS TO IMPROVE DUE DILIGENCE AND SUPPLIER RESPONSIVENESS

Seagate expects to pursue several initiatives to continue to maintain a responsible supply chain, including the following:

•

Continue to seek supplier commitments to responsible sources of 3TG, to request that suppliers have their SORs engage in the validation audit process, and, if necessary, convert to other preferred sources.

•	Continue to refine CAS2 to further automate our data management, better facilitate supplier communications, and provide improved metrics to guide our risk management.

•

In calendar year 2022, we will refresh all our 3TG Direct Supplier data using the latest CMRT. We continue to work with the RBA and the RMI to improve processes that encourage responsible sourcing of 3TG in a manner that avoids de facto boycott of legitimate minerals from CAHRAs.

•	Increase our focus on activities upstream of SORs to gain better visibility on the real-world conditions in the localities that the 3TG in our products are sourced from.

•

Continue to advocate our stance that responsible supply chain due diligence extends beyond 3TG. In calendar year 2022, we will refresh our cobalt sourcing data and obtain mica sourcing data using the Extended Minerals Reporting Template developed by the RMI, and continue to support the responsible sourcing of cobalt and support the responsible sourcing of mica.

•	We will also explore engaging in expanded due diligence efforts for other minerals that have negative human rights and/or environmental impacts.

INDEPENDENT PRIVATE SECTOR AUDIT

We obtained an independent private sector audit of this Conflict Minerals Report by Elm Sustainability Partners LLC. The Independent Private Sectors Auditor’s Report is provided in Appendix A.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical fact. Forward-looking statements include, among other things, statements about our future plans to improve due diligence and supplier responsiveness and to seek supplier commitments in this regard, to explore expanding the scope of our due diligence efforts beyond 3TG and cobalt, and to focus on activities upstream of SORs. These forward-looking statements also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual events to differ materially from our expectations. Such risks and uncertainties include the veracity of information directly or indirectly provided to us by others and expectations regarding future smelter and refiner participation in conflict-free verification regimens. Information concerning other risks, uncertainties and other factors that could cause actual events to differ materially from our expectations include, among others, those risks and uncertainties discussed in our filings with the SEC, including those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2021 filed with the SEC on August 6, 2021 and in the Company’s Quarterly Reports on Form 10-Q filed with the SEC on October 28, 2021, January 27, 2022 and April 28, 2022. Except as may be required by law, we undertake no obligation to update forward-looking statements to reflect future events or circumstances.

APPENDIX A

INDEPENDENT PRIVATE SECTOR AUDITOR’S REPORT

To the Board of Directors:

elm sustainability partners llc conducted an Independent Private Sector Audit (IPSA) of the Seagate Technology Holdings Public Limited Company, (“the Company”) Conflict Minerals Report for the reporting period of January 1 to December 31, 2021. We examined evidence relating to the audit objectives set forth in 17 CFR Part 249b.400, Section 1, Item 1.01, which state that the auditor is to express an opinion or conclusion as to:

•

whether the design of the Company’s due diligence framework as set forth in the Conflict Minerals Report for reporting period from January 1 to December 31, 2021, is in conformity, in all material respects, with the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition 2016 (“OECD Due Diligence Guidance”), and

•

whether the Company’s description of the due diligence measures it performed, as set forth in the Conflict Minerals Report for the reporting period from January 1 to December 31, 2021, is consistent with the due diligence process that the Company undertook.

Management is responsible for the design of the Company’s due diligence framework, the description of the Company’s due diligence measures set forth in the Conflict Minerals Report and performance of the due diligence measures. Our responsibility is to express an opinion or conclusion in relation to the stated audit objectives. The mandated audit objectives and our examination did not include evaluating:

•	The consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance;

•	The completeness of the Company’s description of the due diligence measures performed;

•	The suitability of the design or operating effectiveness of the Company’s due diligence process;

•	Whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance;

•	The Company’s reasonable country of origin inquiry (RCOI), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof;

•	The adequacy or completeness of the Company’s applicability determinations of parts, components, materials or products used, sold, manufactured by or for the Company;

•

The Company’s conclusions about the source or chain of custody of its conflict minerals or the DRC Conflict Free status of parts, components, materials or products used, sold, manufactured by or for the Company; or

•	The operational status during the reporting period of any disclosed smelter or refiner.

We do not express an opinion or offer any other form of conclusion or assurance on those or any other matters in any section of the Conflict Minerals Report other than the sections titled Design of Due Diligence Measures Taken and Due Diligence Performed by Seagate.

Audit planning began April 6, 2022 and the audit activities were conducted April 6, 2022 through April 28, 2022. Due to the COVID-19 pandemic the audit was conducted remotely using web based file sharing and a series of three teleconference calls on April, 19, 20 and 21, 2022. No impairments or threats to our independence as an auditor were identified prior to, during or after this audit. As the basis for this audit, the Company provided the Conflict Minerals Report that was current on April 7, 2022. For the first audit objective, we reviewed the following audit evidence and compared it to the OECD Due Diligence Guidance: (a) detailed conflict minerals program documentation relating to each of the five steps, (b) evidence of data management, program execution and controls, and (c) interviews with the individuals directly involved in executing the conflict minerals program; thereby providing reasonable assurance that the design of the due diligence framework described in the section of the Conflict Minerals Report titled Design of Due Diligence Measures Taken is in conformity with, in all material respects, the OECD Due Diligence Guidance. For the second audit objective, we reviewed 100% of the information provided by the Company documenting that it undertook the due diligence measures described in the section of the Conflict Minerals Report titled Due Diligence Performed by Seagate. We also conducted interviews with the individuals directly involved in performing those due diligence measures. The Audit Team Leader and internal quality control reviewer are senior level Principals that hold certifications from the Board of Environmental Auditor Certifications, an independent accredited certification body that requires conformance to established ethics, independence requirements and annual continuing education. The original auditor’s notes were evaluated by the internal quality control reviewer to confirm that the audit work performed and evidence obtained supports the findings or conclusions in this audit report. Additional information on our firm’s audit quality assurance practices and the external Peer Review report on our conformance to the generally accepted government auditing standards (“Yellow Book”) Performance Audit standards is available on our website.

Management was provided an opportunity to review and offer comments on a draft of this report and had no comments to the draft report.

In our opinion,

•

the design of the Company’s due diligence framework as set forth in the section of the Conflict Minerals Report titled Design of Due Diligence Measures Taken for the reporting period from January 1 to December 31, 2021, is in conformity, in all material respects, with the OECD Due Diligence Guidance, and

•

the Company’s description of the due diligence measures it performed as set forth in section of the Conflict Minerals Report titled Due Diligence Performed by Seagate for the reporting period from January 1 to December 31, 2021, is consistent with the due diligence process that the Company undertook.

We conducted this performance audit in accordance with generally accepted government auditing standards. Those standards require that we plan and perform the audit to obtain sufficient, appropriate evidence to provide a reasonable basis for our findings and conclusions based on our audit objectives. We believe that the evidence obtained provides a reasonable basis for our findings based on our audit objectives.

Robert Bray, Director
Foothill Ranch, California
April 29, 2022